Exhibit 99.1
THORATEC ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS
COMPANY WILL RELEASE COMPLETE FINANCIAL RESULTS MAY 2
     (PLEASANTON, CA), April 12, 2006 —Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, today announced preliminary results for the first quarter of 2006.
     The company said it expects to report revenues for the quarter ended April 1, 2006, of approximately $48.8 million. This includes approximately $29.8 million in revenues from the company’s Cardiovascular Division and $18.9 million from its International Technidyne Corporation (ITC) Division.
     Thoratec said it expects gross margin for the quarter will be approximately 59 percent. The company said gross margin in the quarter was negatively impacted primarily by several factors at ITC, as discussed below.
     Loss before taxes on a GAAP basis in the first quarter of 2006 is expected to be $(1.7) - $(1.9) million, or $(0.03)-$(0.04) per share, including expected stock compensation expense of $2.3-$2.5 million.
     “Our first quarter results are due to several factors that we do not believe reflect the long-term opportunities for the company,” said Gary F. Burbach, president and chief executive officer of Thoratec. “In our North American VAD business, we had lower bridge-to-transplantation sales volume. We believe this was attributable primarily to short-term variability in bridge implants, such as we have experienced in the past.
     “Additionally, we experienced slow enrollment in both arms of our Phase II pivotal trial for our HeartMate® II during January, as we discussed in our fourth quarter conference call. We believe this was related to the post-holiday period as we saw a return to a strong pace of enrollment during the balance of the quarter. As of April 7, 2006, we had enrolled 202 patients in the Phase II trial, including 101 patients in the bridge-to-transplantation arm and 101 patients in the Destination Therapy arm. This compares with 159 patients as of January 26, 2006. We believe the patient outcomes continue to be positive, as evidenced by recent data presented at meetings of the American College of Cardiology and the International Society for Heart and Lung Transplantation.”

TNR-413	Continued....

Thoratec Announces Preliminary First Quarter Results
Company Will Release Complete Financial Results May 2
     The company also indicated that it experienced lower than expected sales at ITC, primarily in the hospital point-of-care sector. It said it believes that much of this reflects the timing of orders, rather than a change in market conditions. ITC also faced some short-term order fulfillment issues related to product mix and production constraints.
     Associated with this, gross margins were impacted by higher cuvette and incision product scrap and increased shipping expenses related to backorders. The company said that these issues have been resolved and that it expects a return to normal levels of activity at ITC during the balance of 2006.
     Thoratec will provide further information, including complete financial results for the first quarter and outlook for the full year 2006, when it releases first quarter results on May 2.
     The company will hold a conference call to discuss its financial results and operating activities to all interested parties at 1:30 p.m., Pacific Daylight Time (4:30 p.m., Eastern Daylight Time), Tuesday, May 2, hosted by Gary F. Burbach and Cynthia Lucchese, senior vice president and chief financial officer.
     The teleconference can be accessed by anyone by calling (719) 457-2637, passcode 7547051. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://phx.corporateir.net/phoenix.zhtml?p=iroleventDetails&c=95989&eventID=1295166 or at http://www.thoratec.com.
     A replay of the conference call will be available through Tuesday, May 16, 2006, via http://www.thoratec.com, or by telephone at 719/457-0820, passcode 7547051.
     Thoratec Corporation is a world leader in hemodynamic restoration therapy—developing products to treat cardiovascular disease. The company’s product line includes the Thoratec VAD and HeartMate LVAS (Left Ventricular Assist System) with more than 10,000 devices implanted in patients suffering from heart failure. Thoratec’s product line also includes the Vectra® VAG (Vascular Access Graft) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com

TNR-414	Continued....

Thoratec Announces Preliminary First Quarter Results
Company Will Release Complete Financial Results May 2
     Many of the preceding paragraphs, particularly but not exclusively those addressing first quarter 2006 financial results, future performance or timelines and milestones for clinical trials, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “expects,” “appears,” “projects,” “hopes,” “believes,” “could,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the development of new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of Thoratec product sales and the related gross margin for such product sales, the results of, enrollment in, and timing of clinical trials including the HeartMate II, the ability to improve financial performance, regulatory approval processes, the effects of healthcare reimbursement and coverage policies, the effects of seasonality in Thoratec product sales, the effects of price competition from any Thoratec competitors and the effects of any merger and acquisition related activities. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K. These forward- looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media Contact Information:
Cynthia Lucchese	Jessica Volchok
Senior Vice President, Chief Financial Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870, ext. 140
(925) 847-8600	jvolchok@fischerhealth.com
or
Neal Rosen
Kalt Rosen & Co.
(415) 397-2686
#####
TNR-413